Exhibit 23.5




                      Consent of Independent Accountants



The Board of  Directors
OmniOffices (UK) Limited:


We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-43212) of FrontLine Capital Group of our report dated February 28, 2000, with respect to the group balance sheets of OmniOffices
(UK) Limited as of December 31, 1999 and 1998, and the related group profit and loss account and group cash flows for the year ended December 31, 1999 and the nine months ended December 31, 1998, which report appears in the Form 8-K of FrontLine Capital Group dated March 2, 2000. We also consent to the reference to our firm under the heading "Experts" in the prospectus.





                                                        /s/ KPMG LLP




Atlanta,  Georgia
October 17, 2000